EXHIBIT 99.1

Security Bank Corporation Announces 3rd Quarter Dividend

MACON, GA – August 19, 2004

Security Bank Corporation, (NASDAQ: SBKC), announced today that it has declared a third quarter dividend, paying $0.11 per share on September 30, 2004 to shareholders of record on September 15, 2004.

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. Its wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 13 full service offices in Macon, Perry, Warner Robins, Gray and Brunswick, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, St. Simons, Richmond Hill and Rincon.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.